As filed with the Securities and Exchange Commission on April 17, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

STONEPATH GROUP, INC.
(Exact name of Registrant as specified in its charter)

Delaware	65-0867684
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2200 Alaskan Way, Suite 200
Seattle, WA 98121
(206) 336-5400
(Address, including zip code, and telephone number, including area code, of
Registrant’s principal executive offices)

Robert Arovas
President and Chief Financial Officer
Stonepath Group, Inc.
2200 Alaskan Way, Suite 200
Seattle, WA 98121
(206) 336-5400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Brian S. North, Esq.
Buchanan Ingersoll PC
1835 Market Street, 14th Floor
Philadelphia, PA 19103-2985
(215) 665-8700

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to	Offering Price	Aggregate	Registration
Securities to be Registered	be Registered(1)	Per Share(2)	Offering Price(2)	Fee(3)
Common Stock, $0.001 par value per share	16,104,846	$0.68	$10,951,295	$1,175.79

(1)	Represents shares of common stock which may be sold by certain selling shareholders.

(2)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”). The price per share information is based upon the average of the high and low sale prices of Stonepath Group, Inc., Common Stock, par value $0.001 per share, as reported on the American Stock Exchange on April 11, 2006.

(3)	Pursuant to Rule 457(p) of the Securities Act, Registrant offsets a previously paid filing fee of $1,548.84 against the amount currently due. Original File No. 333-129306 was filed on October 28, 2005 and was subsequently withdrawn.

The information in this prospectus is not complete and may be changed. Selling stockholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such state.

SUBJECT TO COMPLETION APRIL 17, 2006

Prospectus

STONEPATH GROUP, INC.

16,104,846 Shares of Common Stock

The selling shareholders identified in this prospectus may offer and sell up to 16,104,846 shares of our common stock, which we may issue to them upon exercise of certain convertible securities, exchangeable securities and warrants issued to them in private placement transactions. The selling shareholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

We will not receive any part of the proceeds from sales of these shares by the selling shareholders. However, we may receive the exercise price of the warrants held by them, and we will retire any debt or preferred shares associated with the convertible and exchangeable securities upon their conversion into, or exchange for, shares of our common stock.

Our common stock is listed on the American Stock Exchange under the symbol “STG.” On April 11, 2006, the last sale price of our common stock reported on the American Stock Exchange was $0.69.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with information that differs from what is contained or incorporated by reference in this prospectus. If any person does provide you with information that differs from what is contained or incorporated by reference in this prospectus, you should not rely on it. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates, or an offer of solicitation in any jurisdiction where offers or sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, even though this prospectus may be delivered or shares may be sold under this prospectus on a later date.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. However, it may not contain all of the information that is important to you. You should carefully read the entire prospectus, particularly the risks of investing in our securities discussed under “Risk Factors” and including the documents incorporated by reference.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us and our subsidiaries that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “continue,” “estimate,” “project,” “intend,” or the negative of such terms or other similar expressions. You should not place undue reliance on these forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events. You should also know that such statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. Many of these risks and uncertainties are set forth in the “Risk Factors” section of this prospectus and in our other filings with the Securities and Exchange Commission (the “Commission”). Should any of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may differ materially from those included within the forward-looking statements.

Our Company

Stonepath Group, Inc., through its subsidiaries (the “Company” or “Stonepath”) is a global transportation and logistics services company that provides complete supply chain solutions to a diverse client base, including manufacturers, distributors and national retail chains. Our transportation services include air and ocean freight forwarding, distribution, customs brokerage, consulting services, shipment tracking between pickup and delivery, and other customized management services. The solutions we design and implement improve transport transit times and reduce our customers’ transportation and inventory carrying costs. As a non-asset-based third-party logistics services company, we do not own the equipment required for transportation. We contract with other parties to perform physical transportation in accordance with the services desired by our customers.

Our business is organized around two primary business segments: Domestic Services, which coordinates the movement of raw materials, supplies, components and finished goods for our customers throughout North America, and International Services, which provides similar services for the movement of cargo beyond national borders. Our Domestic Services segment also provides warehousing and distribution services, while our International Services segment additionally provides customs clearance and bonded warehousing services.

In addition to these core services, we offer a broad range of additional services we call “value-added,” which offer our customers ways of finding better, faster and more cost-effective ways of moving goods for them and their customers. These services include contract logistics, global project management, order fulfillment and inventory control.

Our operations are managed through a network of offices in 21 major metropolitan areas in North America, 17 locations in the Asia Pacific region, three locations in Brazil, and two locations in Europe, as well as through an extensive network of independent agents and service partners strategically located throughout the world. Stonepath has 33 subsidiary entities representing our Stonepath network.

Using our global network, technology systems and expertise in outsourced logistics, our objective is to build a leading global logistics services organization that delivers competitive supply chain management advantages to multinational and local businesses throughout the world.

We intend to create additional stockholder value by: (1) improving productivity through enhanced technologies and business processes; (2) improving transportation margins by leveraging our growing purchasing power; (3) enhancing the opportunity for internal growth by selling additional services to existing customers and offering expanded services; and (4) implementing standard management reporting systems.

We completed the acquisition of 16 logistics companies between 2001 and early 2004.

We have not been profitable in four out of the last five years and have had negative cash flows from operations during this same time period. As of March 31, 2006, we had outstanding indebtedness amounting to $17.8 million.

The Offering

The selling shareholders identified in this prospectus may offer and sell up to 16,104,846 shares of our common stock, which we may issue to them upon exercise of certain convertible securities, exchangeable securities and warrants issued to them in private placement transactions. The selling shareholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

We will not receive any part of the proceeds from sales of these shares by the selling shareholders. However, we may receive the exercise price of the warrants held by them, and we will retire any debt or preferred shares associated with the convertible and exchangeable securities upon their conversion into, or exchange for, shares of our common stock.

Our common stock is listed on the American Stock Exchange under the symbol “STG.”

RISK FACTORS

An investment in our common stock involves a high degree of risk, including the risks described below. You should carefully consider these risk factors and the other information in this prospectus before making an investment decision. The risks described below are the material risks we believe are associated with an investment in our common stock. If any of the following events do occur, our business, operating results and financial condition could be adversely affected. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including the risks described below and elsewhere in this prospectus. You should read the section entitled “Forward-looking Statements” for a further discussion of these factors.

•	We have not been profitable in four out of the last five years.

We incurred net losses of $9.8 million in 2005, $13.0 million in 2004, $0.8 million in 2003 and $17.5 million in 2001 and have experienced negative cash flow from operations in four of the past five years. Since the adoption of our new business model of delivering non-asset-based third-party logistics services in 2001, we have incurred losses from continuing operations of $9.8 million in 2005, $13.0 million in 2004 and $0.5 million in 2003. For the year ended December 31, 2005, cash flow from operations was $5.0 million. Negative cash flow from operations for the years ended December 31, 2004 and 2003 was $1.6 million and $4.0 million, respectively. Although our results for the years ended December 31, 2005 and 2004 include restructuring and excess earn-out charges of $3.3 million and $7.4 million, respectively, our ability to achieve profitability on a continuing basis in the future is dependent upon (a) the results of the efforts we began in the fourth quarter of 2004 to further integrate our business operations, (b) our ability to pass along added costs to customers, including escalating fuel charges, (c) our ability to improve our buying processes to reduce the costs of carrier services, (d) our ability to implement a new freight forwarding information system, and (e) our ability to retain and attract talented and experienced personnel in the future. There is no assurance that those results will achieve their intended effect or that we will be able to effectuate such actions.

•	We need additional capital to meet our existing obligations and implement our business strategy.

Additional capital will be required to fund our existing obligations and to execute our business strategy. We intend to obtain that additional capital through a combination of debt and equity financing. There is no assurance that we can obtain capital on favorable terms within the time frame necessary to meet our existing obligations or to implement our strategy.

•	The issuance of additional securities may cause additional dilution to the interests of our existing shareholders.

We may issue additional shares of common stock or common stock equivalents to obtain the capital we need. The issuance of such securities would further increase the number of shares outstanding and further dilute the interests of our existing shareholders. We may issue more shares of common stock for this purpose without prior notice to our shareholders.

We may also issue securities to, among other things, facilitate a business combination, acquire assets or stock of another business, compensate employees or consultants or for other valid business reasons at the discretion of our Board of Directors, which could further dilute the interests of our existing shareholders.

•	The exercise or conversion of our outstanding options, warrants or other convertible securities or any derivative securities we issue in the future will result in the dilution of our existing shareholders and may create downward pressure on the trading price of our common stock.

We are currently authorized to issue 100,000,000 shares of common stock. As of March 31, 2006, we had 43,749,693 outstanding shares of common stock. We may in the future issue up to 29,335,230 additional shares of our common stock upon conversion or exercise of existing outstanding convertible securities, options and warrants in accordance with the following schedule:

	Number of
	Shares		Proceeds

Options outstanding under our stock option plan	11,979,384		$17,863,782
Shares issuable upon conversion of Convertible Note	9,382,623	(1)	—
Shares issuable upon exchange of subsidiary Preferred Shares	3,444,445	(2)	—
Non-plan options	552,000		920,750
Warrants	3,976,778		11,364,399

Total	29,335,230		$30,148,931

(1)	Does not include shares which may be issued upon conversion of accrued interest or fees payable under a $10.0 million convertible note in connection with our domestic credit facility (the “Convertible Note”). The holder of the Convertible Note has the right to convert any portion of such interest or fees not paid in cash into shares of common stock at a conversion price of $1.0658 per share, subject to anti-dilution adjustment. Although the holder has the right to exercise this conversion feature, it is our expectation that all such interest and fees will be paid in cash.

(2)	Includes 2,777,778 shares of common stock issuable upon exchange of preferred shares of Stonepath Holdings (Hong Kong) Limited (“Preferred Shares”) now outstanding and an additional 666,667 shares of common stock which may be issued upon exchange of additional Preferred Shares which may be issued as pay-in-kind dividends on the Preferred Shares for two years’ worth of such dividends. Does not include 333,333 additional shares of common stock which may be issued in exchange for Preferred Shares issued as pay-in-kind dividends in each year after such two-year period.

Under the terms of our domestic credit facility, once the outstanding $10.0 million Convertible Note, or any subsequent minimum borrowing note in that amount, has been fully converted into shares of our common stock during the three-year term of that facility, a new $10.0 million minimum borrowing note may be issued convertible into shares of our common stock at a conversion price equal to 115% of the average market price for the ten trading days preceding the issuance of that minimum borrowing note if the aggregate indebtedness exceeds $11.0 million.

Even though the aggregate exercise of these securities could generate material proceeds for us, the issuance of additional shares of common stock would result in the dilution of the ownership interests of our existing common shareholders, and the market price of our common stock could be adversely affected.

•	We are unable to make further acquisitions without the consent of the lender under our domestic credit facility.

Our current domestic credit facility requires the lender’s consent for further acquisitions. Although our lender may have the obligation to act reasonably and in good faith in connection with any consent we may request, our domestic credit facility contains no specific objective criteria by which a proposed acquisition would be measured or evaluated. These circumstances may limit or slow our ability to achieve the critical mass we may need to achieve our strategic objectives.

•	Our earnings are subject to non-cash charges relating to the accounting for our intangible assets.

Under applicable accounting standards, purchasers are required to allocate the total consideration paid in a business combination to the identified assets acquired and liabilities assumed based on their fair values at the time of acquisition. The excess of the consideration paid in a business combination over the fair value of the identifiable tangible net assets acquired is to be allocated among identifiable intangible assets and goodwill. The amount allocated to goodwill is not subject to amortization. However, it is tested at least annually for impairment. The amount allocated to identifiable intangibles, such as customer relationships, is amortized over the life of these intangible assets. This subjects us to periodic charges against our earnings to the extent of the amortization incurred for that period. Because we have grown through acquisitions, our earnings are subject to greater non-cash amortization charges than a company whose earnings have been derived from internal growth. Further, if we are unable to profitably manage the companies that we acquire, and through our impairment tests determine that our goodwill and identifiable intangible assets are not fully recoverable, we could be subject to material non-cash charges associated with the full or partial write-down of these intangible assets.

•	If we are unable to profitably manage and integrate the companies we acquire, are unable to acquire additional companies, or are unable to grow our existing operations, we will not achieve our growth and profit objectives.

Our goal is to build a global logistics services organization through both the acquisition of other logistics companies, as well as through internal growth of our existing operations. There can be no assurance that, if we are able to make further acquisitions, we will be able to identify, acquire or profitably manage additional businesses or successfully integrate any acquired businesses without substantial costs, delays or other operational or financial problems. Acquisitions involve a number of risks, including possible adverse effects on our operating results, diversion of management resources, failure to retain key personnel, and risks associated with unanticipated liabilities, some or all of which could have a material adverse effect on our business, financial condition and results of operations. Moreover, we cannot be sure that we will grow our existing operations successfully.

•	We rely on a small number of large customers, the loss of which would have a negative effect on our results of operations.

Even though our customer base is diversifying as we grow, it remains concentrated. For the year ended December 31, 2005, approximately 26% of total revenue was derived from our six largest customers, in comparison to 39% for the six largest customers in 2004. We believe the risk posed by this concentration is mitigated by our longstanding and continuing relationships with these customers, and we are confident that these relationships will remain ongoing for the foreseeable future. We intend to continue to provide superior service to all of our customers and have no expectation that revenue from any of these customers will be reduced as a result of any factors within our control. However, adverse conditions in the industries of our customers could cause us to lose a significant customer or experience a decrease in shipment volume. Either of these events could negatively impact us. Our immediate plans, however, are to reduce our dependence on any particular customer or customers by increasing our sales and customer base by, among other things, diversifying our service offerings and continuing with our growth strategy.

•	The risks associated with international operations could adversely affect our operations and ability to grow.

A significant portion of our revenue is derived from our international operations and the growth of those operations is an important part of our business strategy. Our current international operations are focused on the shipment of goods into and out of the United States and the Asia Pacific region. Our strategic plan contemplates the growth of those operations as well as expanding into the transportation of goods in other markets. The following factors could adversely affect our current international operations as well as the growth of those operations:

•	the political and economic systems in certain international markets are less stable than in the United States;

•	wars, civil unrest, acts of terrorism and other conflicts exist in certain international markets;

•	export restrictions, tariffs, licenses and other trade barriers can adversely affect the international trade serviced by our international operations;

•	managing distant operations with different local market conditions and practices is more difficult than managing domestic operations;

•	differing technology standards in other countries present difficulties and incremental expense in integrating our services across international markets;

•	complex foreign laws and treaties can adversely affect our ability to compete; and

•	our ability to repatriate funds may be limited by tax ramifications and foreign exchange controls.

•	Terrorist attacks and other acts of violence or war may affect any market on which our shares trade, the markets in which we operate, our operations and our profitability.

Terrorist acts or acts of war or armed conflict could negatively affect our operations in a number of ways. Any of these acts could result in increased volatility in or damage to the United States and worldwide financial markets and economy. Acts of terrorism or armed conflict, and the uncertainty caused by such conflicts, could cause an overall reduction in worldwide sales of goods and corresponding shipments of goods. This would have a negative effect on our operations. Also, terrorist activities similar to the type experienced on September 11, 2001 could result in another halt of trading of securities on the American Stock Exchange, which could also have an adverse effect on the trading price of our shares and overall market capitalization.

•	We depend on the continued service of certain executive officers. We can not assure you that we will be able to retain these persons.

For the foreseeable future, our success will depend largely on the continued services of Dennis L. Pelino, our Chairman, Jason F. Totah, our Chief Executive Officer, and Robert Arovas, our President and Chief Financial Officer, because of their collective industry knowledge, marketing skills and relationships with major vendors and customers. We have employment agreements with each of these individuals which contain non-competition covenants which survive their actual terms of employment. Nevertheless, should any of these individuals terminate employment with us, it could have a material adverse effect on our future results of operations.

•	We face intense competition in our industry.

The freight forwarding, logistics and supply chain management industry is intensely competitive and is expected to remain so for the foreseeable future. We face competition from a number of companies, including many that have significantly greater financial, technical and marketing resources. There are a large number of companies competing in one or more segments of the industry, although the number of firms with a global network that offer a full complement of freight forwarding and supply chain management services is more limited. Depending on the location of the customer and the scope of services requested, we must compete against both the niche players and larger entities. In addition, customers increasingly are turning to competitive bidding situations involving bids from a number of competitors, including competitors that are larger than us.

•	Our stock price may be volatile due to factors under, as well as out of, our control.

The market price of our common stock has been highly volatile. Some factors that may affect the market price in the future include:

•	actual or anticipated fluctuations in our operating results;

•	announcements of technological innovations or new commercial products or services by us or our competitors;

•	a continued weakening of general market conditions which in turn could have a depressive effect on the volume of goods shipped and shipments that we manage or arrange;

•	acts of global terrorism or armed conflicts; and

•	changes in recommendations or earnings estimates by securities analysts.

Furthermore, the stock market has historically experienced volatility that has particularly affected the market prices of securities of many companies with small market capitalizations and that may be unrelated to the operating performances of such companies.

•	The accounting treatment that we must apply to the warrant and conversion features contained within the terms of our credit facility may result in periodic volatility of our earnings while these features of the facility are outstanding.

The agreements supporting our domestic credit facility and convertible preferred stock contain embedded conversion features, pursuant to which part of the debt and all of the preferred stock may be converted into shares of our common stock at a negotiated conversion price, as well as warrants that we have granted for shares of our common stock at negotiated and varying exercise prices. The applicable accounting rules and guidance require us to treat the conversion features and the warrants as liabilities. The classification as liabilities also means that we must account for them at fair value and include changes in fair value as a component of other income (expense) for as long as the conversion and warrant rights remain classified as liabilities. Changes in fair value are based upon the market price of our stock and are calculated using the Black-Scholes method of valuation. Thus, as the market price of our stock increases, other expense increases, and as the market price of our stock decreases, other income increases. This “derivative” accounting treatment could therefore result in wide swings of other income (expense) and volatility in our statement of operations.

•	Our cash flow will be adversely affected in the future if and when we fully utilize our consolidated net operating loss carryforward available to offset future taxable income.

We have accumulated a net operating loss carryforward for federal income tax purposes. As of December 31, 2005, approximately $51.0 million of these losses were available to offset our taxable income until the losses are fully utilized. If and when these available losses have been utilized, our cash flows will be affected accordingly. We do not anticipate paying federal income taxes in the near future as we expect that our existing net operating loss carryforward should be sufficient to offset any taxable income that is generated. However, additional sales of our securities could have the effect of significantly limiting our ability to utilize our existing net operating loss carryforward in the future if the issuance resulted in a change in ownership, as defined by Section 382 of the Internal Revenue Code. Generally, such a change in ownership will be deemed to have occurred when the percentage of common stock owned by any five-percent shareholder increases by more than 50 percentage points. At that time, the annual net operating loss that may be utilized in subsequent carryforward years is limited to the amount determined by multiplying the fair value of the Company by the tax-exempt long-term bond interest rate.

•	Because we are a holding company, we depend on receiving distributions from our subsidiaries and we could be harmed if such distributions could not be made in the future.

We are a holding company, and all of our operations are conducted through subsidiaries. Consequently, we rely on dividends or advances from our subsidiaries. The ability of our subsidiaries to pay dividends and our ability to receive distributions from those subsidiaries are subject to applicable local law and other restrictions including, but not limited to, applicable tax and exchange control laws.

Such laws and restrictions could limit the payment of dividends and distributions to us, which would restrict our ability to continue operations. We, as a holding company, require our lender’s consent to declare dividends to our shareholders or make distributions to our subsidiaries.

•	We believe our industry is consolidating and if we cannot gain sufficient market presence, we may not be able to compete successfully against larger global companies.

We believe the market trend within our industry is towards consolidation of the niche players into larger companies that are attempting to increase global operations through the acquisition of regional and local freight forwarders. If we cannot gain sufficient market presence or otherwise establish a successful strategy in our industry, we may not be able to compete successfully against larger companies in our industry with global operations.

•	We may be required to incur material expenses in defending or resolving outstanding legal disputes, which could adversely affect our results of operations.

We are a defendant in a number of legal proceedings, including those we have identified as material in our periodic Securities and Exchange Commission filings. Although we believe that the claims asserted in these proceedings are without merit, and we intend to vigorously defend these matters, we could incur material expenses in the defense and resolution of these matters. Since we have not established any material reserves in connection with these claims, any such liability would be recorded as an expense in the period incurred or estimated. This amount, even if not material to our overall financial condition, could adversely affect our results of operations in the period recorded.

•	We have a limited operating history upon which you can evaluate our prospects.

During 2001, we discontinued our former business model of developing early-stage technology businesses, and adopted a new model of delivering non-asset-based third-party logistics services. The first acquisition under our new business model occurred on October 5, 2001. Subsequent acquisitions were completed during 2002, 2003 and 2004. As a result, we have a limited operating history under our current business model. Even though we are managed by senior executives with significant experience in the industry, our limited operating history makes it difficult to predict the longer-term success of our business model.

•	Provisions of our charter and applicable Delaware law may make it more difficult to complete a contested takeover of our company.

Certain provisions of our certificate of incorporation and the Delaware General Corporation Law could deter a change in our management or render more difficult an attempt to obtain control of us, even if such a proposal is favored by a majority of our shareholders. For example, we are subject to the provisions of Delaware law that prohibit a publicly traded Delaware corporation from engaging in a broad range of business combinations with a person who, together with affiliates and associates, owns 15% or more of the corporation’s outstanding voting shares (an “interested shareholder”) for three years after the person became an interested shareholder, unless the business combination is approved in a prescribed manner. Finally, our certificate of incorporation includes undesignated preferred stock, which may enable our Board of Directors to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling shareholders. However, we may receive the exercise price of the warrants held by them, and we will retire any debt associated with the convertible and exchangeable securities upon their conversion into, or exchange for, shares of our common stock. We used the proceeds from the sale of the convertible and exchangeable securities to repay our prior domestic credit facility and a portion of our Hong Kong credit facility.

SELLING STOCKHOLDERS

On September 9, 2005, we completed a financing in a private placement transaction with Laurus Master Fund, Ltd. (“Laurus”) in connection with the refinancing of our domestic credit facility. The financing included the issuance of a $10.0 million Convertible Note to Laurus. The principal amount of that note, as adjusted for an antidilution event, is convertible into 9,382,623 shares of our common stock at a conversion price of $1.0658 per share. Accrued interest and fees may also be converted into shares of our common stock at the same price, though it is currently our expectation that all such interest and fees will be paid in cash and no shares of common stock issuable upon conversion of such interest or fees have been included in the Registration Statement of which this prospectus is a part. We also issued a warrant to Laurus which is exercisable for 2,500,000 shares of our common stock for a period of five years, at an exercise price which varies with the number of shares purchased under that warrant. The exercise price is $1.13 for the first 900,000 shares purchased, $1.41 for the next 700,000 shares purchased, $4.70 for the next 450,000 shares purchased, and $7.52 for the last 450,000 shares purchased.

On October 26, 2005, we and our subsidiary, Stonepath Holdings (Hong Kong) Limited (“Asia Holdings”), completed a private placement transaction with Hong Kong League Central Credit Union in which $3.0 million of the indebtedness of Asia Holdings was exchanged for 30,000 Preferred Shares of Asia Holdings. In connection with that transaction, we entered into an agreement which provides the holders of the Preferred Shares with the right to exchange each Preferred Share for 92.59 shares of our common stock, or an aggregate 2,777,778 shares for all outstanding Preferred Shares. If the holder exchanges less than all of the holder’s Preferred Shares, we will pay cash to the holder for any fractional interest that may arise upon such exchange. We also issued warrants to purchase 277,778 shares of our common stock to Hong Kong League Central Credit Union in that transaction which are exercisable for a four-year period at an exercise price of $1.13 per share.

On February 17, 2006, in connection with a $1.5 million loan to Asia Holdings, we have issued a warrant to purchase 375,000 shares of our common stock to Hong Kong League Credit Union, exercisable for a four-year period at an exercise price of $0.80 per share. On the same day, in connection with a $0.5 million loan to Asia Holdings, we have issued a warrant to purchase 125,000 shares of our common stock to Curried Clover, LLC, exercisable for a four-year period at an exercise price of $0.80 per share.

The following table sets forth the name of the selling shareholders, the number of shares of common stock beneficially owned by them as of the date of this prospectus and the number of shares of our common stock which may be offered for sale pursuant to this prospectus by the selling shareholders. The table also sets forth any material relationship between the Company and each selling shareholder based upon information currently available to the Company and the number of shares beneficially owned and the percentage ownership of each selling shareholder after the offering. This table has been prepared based on 43,749,693 shares of common stock that were outstanding as of April 7, 2006, and on the assumption that the same number of shares will be outstanding as of the date of this prospectus.

	Number of					Number of
	Shares of					Shares of
	Common Stock	Percentage		Number of		Common Stock	Percentage
	Before	Before		Shares		After	After
Name	Offering(1)	Offering		Offered Hereby(1)		Offering	Offering

Laurus Master Fund, Ltd	11,882,623 (2)	27.2	%(2)	11,882,623	(2)	—	—
c/o Laurus Capital Management, LLC
825 Third Avenue, 14th Floor
New York, New York 10022
Hong Kong League Central Credit Union	4,097,223 (3)	9.37	%(3)	4,097,223	(3)	—	—
Party Room I-2, G/F Kam Wah House
Choi Hung Estate
Kowloon, Hong Kong
Curried Clover, LLC	125,000 (4)	0.29	%(4)	125,000	(4)	—	—
610 Newport Center Drive
Suite 1205
Newport Beach, CA 92660

Total	16,104,846			16,104,846

(1)	Does not include an indeterminate number of additional shares that may be registered and issued in accordance with Rule 416 under the Securities Act to prevent dilution of the common stock resulting from stock splits, stock dividends, or other events.

(2)	Includes 9,382,623 shares of common stock that may be issued from time to time upon conversion of principal over the term of a $10.0 million Convertible Note, 2,500,000 shares of common stock issuable upon exercise of a warrant. The convertible note and warrant each limit the number of shares of common stock that may be received upon conversion or exercise to the difference between 4.99% of our outstanding common stock and the number of shares beneficially owned by the holder. This restriction, which limits Laurus’ beneficial ownership of our common stock to 4.99%, may be terminated by the holder upon the occurrence and continuation of an event of default under the Convertible Note or upon 75 days prior to written notice to us. The total number of shares issuable upon conversion of the principal of the Convertible Note and exercise of the warrant are being registered pursuant to the Registration Statement of which this prospectus is a part. Laurus Capital Management, LLC, a Delaware limited liability company, may be deemed a control person of Laurus. David Grin and Eugene Grin are the principals of Laurus Capital Management, LLC, and their address is 825 Third Avenue, 14th Floor, New York, New York 10022. David Grin and Eugene Grin disclaim the beneficial ownership of the shares beneficially owned by Laurus Master Fund, Ltd.

(3)	Consists of 2,777,778 shares of common stock that may be issued from time to time upon exchange of 30,000 Preferred Shares of Asia Holdings that are now outstanding, 666,667 shares of common stock that may be issued upon exchange of Preferred Shares which may be issued as pay-in-kind dividends during the first two years after the date of the initial issuance, and 652,778 shares of common stock issuable upon exercise of warrants.

(4)	Consists of 125,000 shares of common stock issuable upon exercise of warrants.

PLAN OF DISTRIBUTION

The securities covered by this prospectus were purchased or acquired by the selling shareholders in the ordinary course of their business. At the time the securities were purchased or acquired by the selling shareholders, the selling shareholders had no agreements, understandings, directly or indirectly, with any person to distribute the securities. The selling shareholders, or their respective pledges, donees, transferees, or any of their successors in interest selling shares received from a named selling shareholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus (all of whom may be selling shareholders), may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed or quoted, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated.

The selling shareholders may sell the securities by one or more of the following methods, without limitation:

•	block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus, including resale to another broker or dealer;

•	an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	privately negotiated transactions;

•	short sales;

•	through the writing of options on the securities, whether or not the options are listed on an options exchange;

•	through the distribution of the securities by any selling shareholder to its partners, members or stockholders;

•	one or more underwritten offerings on a firm commitment or best efforts basis; and

•	any combination of any of these methods of sale.

The distribution of the shares may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We do not know of any arrangements by the selling shareholders for the sale of any of the securities.

The selling shareholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling shareholder. Broker-dealers may agree with a selling shareholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling shareholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed or quoted, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. Assuming that required holding periods and other criteria are satisfied, the selling shareholders may also sell the securities in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

To the extent required under the Securities Act, the aggregate amount of any selling shareholder securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in a post-effective amendment or an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling shareholder and/or purchasers of selling shareholders’ securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

The selling shareholders may enter into hedging transactions with third parties, which may in turn engage in short sales of the securities in the course of hedging the position they assume. The selling shareholders may also enter into short positions or other derivative transactions relating to the securities, or interests in the securities, and deliver the securities, or interests in the securities, to close out their short or other positions or otherwise settle short sales or other transactions, or loan or pledge the securities, or interests in the securities, to third parties that in turn may dispose of these securities.

We have agreed to indemnify in certain circumstances certain of the selling shareholders against certain liabilities, including liabilities under the Securities Act. The selling shareholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act. Insofar as we are permitted to indemnify the selling shareholders for liabilities arising under the Securities Act, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

The selling shareholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M. Under those rules and regulations, they

•	may not engage in any stabilization activity in connection with our securities;

•	must furnish each broker which offers common stock covered by this prospectus with the number of copies of this prospectus which are required by each broker; and

•	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

We will not receive any proceeds from the sale of the shares by the selling shareholders, although we may receive the exercise price of the warrants held by them. We will pay the expenses of preparing this prospectus and the related Registration Statement.

We can not assure you that the selling shareholders will sell all or any portion of the securities offered hereby.

LEGAL MATTERS

The validity of the shares offered by this prospectus have been passed upon for the Company by Buchanan Ingersoll PC, 14th Floor, 1835 Market Street, Philadelphia, PA 19103.

EXPERTS

The consolidated financial statements and schedule of Stonepath Group, Inc. as of December 31, 2005 and 2004 for the two-year period ended December 31, 2005, have been incorporated by reference herein and in the registration statement in reliance upon the reports of Grant Thornton LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements and schedule of Stonepath Group, Inc. for the year ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, as well as proxy statements and other information with the Securities and Exchange Commission, in accordance with the Exchange Act. You may read and copy any document we file with the Commission at their Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You may obtain further information about the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Our Commission filings are also available free of charge to the public over the Internet at the Commission’s web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like us that file electronically with the Commission. You can also inspect our reports, proxy statements, and other information at the offices of the American Stock Exchange.

We have filed with the Commission, in Washington, D.C., a Registration Statement under the Securities Act with respect to the common stock offered hereby. This prospectus is a part of the Registration Statement and, as permitted by the Commission’s rules, does not contain all of the information presented in the Registration Statement. For further information with respect to us and the common stock offered hereby, reference is made to the Registration Statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Commission’s rules and regulations allow us to “incorporate by reference” the information that we file with it. This means that we can disclose additional important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file in the future with the Commission will automatically update and supersede this information. We have filed the following documents with the Commission and the information contained in those documents is incorporated by reference into this prospectus:

(1) Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Commission as of March 31, 2006;

(2) Proxy Statement filed with the Commission on April 12, 2006;

(3) Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, as amended by the Form 10-Q/A, filed with the Commission on March 31, 2006;

(4) Current Reports on Form 8-K, filed with the Commission on March 8, 2006 and March 31, 2006; and

(5) The description of our common stock, $0.001 par value per share, contained in our Registration Statement on our amended Form 8-A filed pursuant to Section 12(b) of the Exchange Act, dated June 29, 2001, and any subsequent amendments or reports filed for the purpose of updating such description.

We are also incorporating by reference into this prospectus all of our future filings with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed.

Upon written or oral request, we will provide, without charge, each person to whom a copy of this prospectus is delivered, a copy of any document incorporated by reference in this prospectus (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Stonepath Group, Inc., 2200 Alaskan Way, Suite 200, Seattle, Washington 98121, Attention: Investor Relations.

You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus or any prospectus supplement is accurate as of any date other than the date of this prospectus. Our business, financial condition, results of operations, and prospectus may have changed since that date. If we subsequently file updating or superseding information in a document that is incorporated by reference into this prospectus, the subsequent information will also become part of this prospectus and will supersede the earlier information.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our certificate of incorporation and bylaws reflect the adoption of the provisions of Section 102(b)(7) of the Delaware General Corporation Law, which eliminate or limit the personal liability of a director to our stockholders or us for monetary damages for breach of fiduciary duty under certain circumstances. If applicable Delaware law is amended to authorize corporate action further eliminating or limiting personal liability of directors, our certificate of incorporation provides that the liability of a director shall be eliminated or limited to the fullest extent permitted by applicable Delaware law.

Our certificate of incorporation and bylaws also provide that we shall indemnify any person who was or is a party to a proceeding by reason of the fact that he is or was a director, officer, employee or agent of ours, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including judgments, fines, amounts paid in settlement and attorneys’ fees) actually and reasonably incurred by such person in connection with a proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, in accordance with, and to the full extent permitted by, applicable Delaware law. The determination of whether indemnification is proper under the circumstances, unless made by a court, shall be determined by our Board of Directors.

We maintain, at our expense, an insurance policy which insures our directors and officers, subject to certain exclusions and deductions as are usual in such insurance policies, against certain liabilities which may be incurred in those capacities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Stonepath Group, Inc.

16,104,846 Shares of Common Stock

PROSPECTUS

We have not authorized any dealer, salesperson or other person to give any information or represent anything contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell nor does it solicit to buy any shares of common stock in any jurisdiction where it is unlawful. The information in this prospectus is current as of April [    ●     ], 2006.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following is an estimate of the expenses which will be incurred and borne by the Company in connection with the issuance and distribution of the securities being registered.

SEC filing fee	$1,237
Amex listing fee	45,000
Legal fees and expenses	35,000
Accountants’ fees and expenses	100,000
Miscellaneous expenses	30,000

Total	$211,237

Item 16.	Exhibits and Financial Statement Schedules

The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:

Exhibit
No.	Document

5.1	Opinion of Buchanan Ingersoll PC*
23.1	Consent of Grant Thornton LLP
23.2	Consent of KPMG LLP
23.3	Consent of Buchanan Ingersoll (to be included in Exhibit 5.1)
24.1	Power of Attorney (included in signature page)

*	To be filed by amendment.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the Registration Statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430A or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on April 14, 2006.

STONEPATH GROUP, INC.

By:	/s/ Jason F. Totah
Jason F. Totah
(Chief Executive Officer)

By:	/s/ Robert Arovas
Robert Arovas
(President and Chief Financial Officer)

By:	/s/ Robert T. Christensen
Robert T. Christensen
(Chief Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Robert Arovas and Robert Christensen, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/s/ Dennis L. Pelino Dennis L. Pelino	Chairman and Director	April 14, 2006

/s/ J. Douglass Coates J. Douglass Coates	Director	April 14, 2006

/s/ John Springer John Springer	Director	April 14, 2006

Aloysius T. Lawn IV	Director	April , 2006

Robert McCord	Director	April , 2006

/s/ David Jones David Jones	Director	April 14, 2006

Exhibit Index

Exhibit
No.	Document

5.1	Opinion of Buchanan Ingersoll PC*
23.1	Consent of Grant Thornton LLP
23.2	Consent of KPMG LLP
23.3	Consent of Buchanan Ingersoll (to be included in Exhibit 5.1)
24.1	Power of Attorney (included in signature page)

* To be filed by amendment.